EXHIBIT 10.1

BILL OF SALE AND ASSUMPTION AGREEMENT

THIS BILL OF SALE AND ASSUMPTION AGREEMENT (“Agreement”), made and entered into as of the 11th day of February, 2011, by and between FITWAY HOLDINGS CORP., a Nevada corporation (“Subsidiary”), and FITWAYVITAMINS, INC., a Nevada corporation and the sole shareholder of Subsidiary (“Parent”).

WHEREAS, in connection with the restructuring and reorganizing of Parent prior to the consummation of a business combination involving Parent, the Board of Directors of Parent has determined it to be in the best interests of Parent and Subsidiary for Parent to contribute to Subsidiary all of the assets of Parent, including those related to the vitamin business, as of the date hereof (collectively, the “Acquired Assets”); and

WHEREAS, Subsidiary and Parent desire to enter into this Agreement to evidence the transfer and assignment of the Acquired Assets to Subsidiary and Subsidiary’s assumption of all of Parent’s duties, liabilities and obligations relating or attributable solely to Parent’s existing business or any of the Acquired Assets, including any accounts payable, accrued liabilities and advances from related parties of Parent, as of the date hereof (collectively, the “Assumed Liabilities”).

NOW, THEREFORE, Subsidiary and Parent, intending to be legally bound hereby, agree as follows:

1.  Parent, for and in consideration of the sum of One Dollar ($1.00) and other good and valuable consideration in hand paid by Subsidiary, the receipt and sufficiency of which are hereby acknowledged by Parent, hereby grants, bargains, sells, conveys, transfers, assigns and delivers to Subsidiary, its successors and assigns, all of the right, title and interest of Parent in and to the Acquired Assets, to have and hold such Acquired Assets unto Subsidiary, its successors and assigns, forever.

2.  Subsidiary hereby assumes, and undertakes and agrees to discharge, pay or perform, as the case may be, all of the Assumed Liabilities.

3.  This Agreement shall be binding upon, and inure to the benefit of, Parent and Subsidiary and their respective successors and assigns.  Nothing expressed or referred to in this Agreement will be construed to give any person other than Subsidiary and Parent any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of Parent and Subsidiary and their respective successors and permitted assigns.

4.   Parent and Subsidiary will cooperate and take such actions and execute such other documents or instruments as may be reasonably requested by the other party from time to time following the date of this Agreement to effectuate the terms, provisions and intent of this Agreement.

5.  The Acquired Assets are being transferred on an “AS IS, WHERE IS” basis.  Subsidiary hereby assumes any liens, security interests, and other encumbrances to which the Acquired Assets may be subject.

IN WITNESS WHEREOF, Subsidiary and Parent have executed and delivered this Agreement as of the date first set forth above.

FITWAY HOLDINGS CORP.		FITWAYVITAMINS, INC.

By:	/s/Margret Wessels	By:	/s/Margret Wessels
Name:	Margret Wessels	Name:	Margret Wessels
Title:	President	Title:	President